MASTER MANUFACTURING AGREEMENT

THIS MASTER MANUFACTURING AGREEMENT (this “Agreement”) is made as of November 11, 2009 by and between Cono Italiano, Inc., a Delaware corporation located at 10 Main Street, Keyport, New Jersey 07735 (herein referred to as “Cono”) and Edesia Emprise, LLC, an Indiana limited liability company located at 384 North Ocean Avenue, Unit 302, Long Branch, New Jersey 07740 (herein referred to as “Edesia”).

WHEREAS, Cono is engaged in the sale of a food product for quick service restaurants consisting of a cone shaped pizza dough;

WHEREAS, Edesia desires to manufacture and deliver the product known as “pizza cone” (herein referred to as the “Product”) as per the request of Cono, and Cono desires that Edesia so manufacture the Product under this Master Manufacturing Agreement, throughout the United States, which manufacture may either be undertaken directly by Edesia or through one or more subcontractors selected and supervised at the sole discretion of Edesia, in each case upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises hereby and mutual covenants hereinafter expressed, the parties agree as follows:

1.           TERM

The term of this Agreement (the “Term”) shall commence on the signing of this Agreement and shall continue in force and effect unless terminated as set forth in Section 8 hereof.

2.           THE PRODUCT

The Product herein shall be an unfilled pizza cone manufactured in accordance with the specifications set forth by Cono, provided, however, The cone shall initially be unfilled, as Edesia does not currently have the capacity to fill the cones due to the requirements for kosher supervision, but the parties may agree upon kosher production as and when Edesia obtains such qualified supervision.

3.           RIGHTS

Cono hereby grants to Edesia for the Term exclusive rights within the United States to manufacture the Product for Cono, which shall include the making and packaging of the “pizza cone” as provided in commercially reasonable manufacturing specifications to be submitted by Cono to Edesia from time-to-time pursuant to the terms of the license under which Cono operates its business.

Master Manufacturing Agreement

4.           RESPONSIBILITIES

Subject to the terms and conditions of this Agreement, Edesia shall be responsible for all facets of the manufacture and delivery of the Product, including, without limitation, the ordering and purchasing of all raw materials required to produce the Product and the labor and cost of producing the Product and storage.  Edesia may execute and perform all of its responsibilities set forth herein directly or through qualified sub-contractors as determined at the sole discretion of Edesia.

(a) Delivery. Delivery shall mean delivery of the Product to the shipping dock as Edesia shall specify at the respective place of manufacture of the Product in the United States and the loading of the Product onto trucks designated by Cono.

(b) Specifications of the Product. Edesia shall manufacture the Product in accordance with such specifications as set forth by Cono (the “Specifications”), to the extent not inconsistent with applicable law, and shall maintain sufficient capacity to manufacture sufficient quantities of the Product to meet Cono’s forecasted demands for each period covered by a three-month forecast. Edesia may not make any changes to Specifications without the prior written approval from Cono. Cono may from time to time make reasonable alterations or modifications to the Specifications by written notice thereof to Edesia, but only to the extent that such alternations or modifications do not materially disrupt Edesia operations or result in the incurrence by Edesia of unreasonable costs and expenses in implementing such alterations and modifications.

(c) To the extent that Cono requests Edesia to provide any services in addition to those set forth herein, such as marketing and/or promotion, and Edesia agrees to provide such services, such services will be provided for an amount which is to be mutually agreed and negotiated by the parties hereto.  Any agreement to such effect will be detailed in writing and any charges relating thereto will be invoiced by Edesia to Cono and will, at Edesia’s election, be prepaid to Edesia by Cono, or will be payable by way of Edesia deducting these amounts from any payments or amounts otherwise due to Cono hereunder.

5.           ORDERS & PRICING

(a) Cono shall order the Product from Edesia by the issuance of separate purchase orders for the Product, which Purchase Orders shall contain terms consistent with this Agreement except as provided otherwise in any written agreement by and between Cono and Edesia. Such Purchase Orders shall be in form and substance satisfactory to Edesia, as determined in Edesia’s sole and absolute discretion. Each Purchase Order shall designate the desired types and quantities of Products and delivery dates, and shall be submitted to Edesia at least fifteen (15) days prior to the delivery date specified in such Purchase Order. At the time Cono has issued a Purchase Order for a specified amount of Product and Edesia has accepted such Purchase Order, Cono shall be committed to purchase the entire amount of the Product ordered and the Purchase Order shall become irrevocable.   The entire amount of the manufactured Product shall be the property of Cono whether or not it is shipped or remains on the property of Edesia subject to the delivery of the Product to Cono.

Master Manufacturing Agreement

(b) Title in and to Product shall pass from Edesia to Cono, and the risk of loss of, or damage to, such Products shall pass to Cono, in accordance with the terms and conditions set forth in the Purchase Order covering such Product, but not prior to delivery to the shipper unless agreed to in writing by Cono and Edesia.

(c) Edesia shall be responsible for all liability resulting from the manufacturing of the Product and agrees to indemnify and hold Cono harmless from all claims, suits and litigation resulting from the manufacturing of the Product.  Edesia shall retain an insurance policy covering the manufacturing and distribution of the Product in an amount of at least one million dollars per occurrence, provided, however, that if Edesia utilizes a sub-contractor for manufacture of the Product, the Company shall be named as additional insured, which policy may stand in lieu of a direct insurance policy held by Edesia.

(d) The pricing for the Product manufactured by Edesia pursuant to this Agreement is set forth in subsection (f) below and may from time to time be amended by the written agreement of Cono and Edesia. Edesia shall invoice Cono upon transfer of title and based on the pricing set forth below, for the amount of Product so transferred. Each such invoice shall describe the number of type of Product so transferred by Edesia. Within thirty (30) days of receipt of an invoice delivered by Edesia pursuant to this subsection, Cono shall remit to Edesia the amount set forth therein.

(e) The pricing set forth herein for the Product manufactured by Edesia pursuant to this Agreement is based upon the manufacturing and delivery to Edesia’s loading dock.  The transportation of such Products from such location is the responsibility of Cono. Cono shall be responsible for making arrangements, including, but not limited to, the retention of a carrier, to ship Products on the delivery date specified in the Purchase Order relating to such Products.

(f) Cono will pay Edesia the sum of Edesia’s reasonable and verifiable production costs, plus (15%) fifteen percent.  Said costs shall include all manufacturing costs directly attributable to production of the Product, including but not limited to ingredients, labor, and material as well as proportionate allocation of directly attributable overheads, rent, storage.  Said cost is subject to change upon written notice to Cono, and may be changed by Edesia as needed.

(g) Cono will not be required to purchase a minimum Product on a monthly basis and manufacturing will be based solely upon demand.

6.           ACCOUNTINGS

(a) Edesia shall submit to Cono production statements of all Product manufactured by Edesia on a monthly basis.

Master Manufacturing Agreement

(b) Cono may, at Cono’s own expense, audit Edesia's books of accounts directly relating to this Agreement.  Cono may make such audit only for the purpose of verifying the accuracy of statements sent to the Cono hereunder and only as provided herein.  The Company will have the right to audit such books of account by notice to Edesia at least ninety (90) days prior to the date the Cono intends to commence such audit.  Such audit will be conducted by either a reputable independent Chartered Accountant, Certified Public Accountant, will be conducted in such a manner so as not to disrupt Edesia’s other functions, and will be completed promptly.  Any such audit will be conducted only during Edesia’s usual business hours and at the place where Edesia’s keeps the books of the accounts to be examined. Cono’s auditor will review his or her tentative written findings with a member of Edesia's finance staff designated by Edesia before rendering a report to the Cono so as to remedy any factual errors and clarify any issues that may have resulted from misunderstanding.

(c) Cono acknowledges that Edesia's books of account contain confidential trade information.  Neither Cono nor Cono’s representatives will at any time communicate to others or use on behalf of any other Person any facts or information obtained as a result of their examination of Edesia's books of account; except pursuant to a court order, statute or government regulation, provided that Cono gives prior written notice to Edesia of such required disclosure.

7.           CONO’S OBLIGATIONS

Cono will furnish Edesia with all manufacturing information, licenses, releases, assignments, consents and clearances required by Edesia for the manufacture of the Product, without limitation and the packaging and information contained therein.

Cono will be solely responsible for and will perform, on a reasonable basis, all marketing functions in connection with the Product.

8.           TERM

This Agreement shall be in effect on the date hereof and shall continue until the fifth anniversary of the date hereof.  This Agreement shall automatically renew on each anniversary thereafter and continue and remain in effect for additional three year periods unless either party gives not less than one hundred and eighty (180) days’ advance written notice.  This Agreement may be terminated at any time upon mutual consent of the parties.

Upon termination, Cono shall pay Edesia all outstanding invoices to date and Edesia will promptly deliver any Product that has not been shipped and will deliver to Cono any and all equipment owned by Cono in its possession.

Master Manufacturing Agreement

9.           TERMINATION

(a) Notwithstanding anything to the contrary contained herein, if upon the lapse of thirty (30) calendar days following written notice to Edesia any of the following conditions remains uncured, Cono may terminate this Agreement effective upon written notice to Edesia: (i) any violation by Edesia of any express direction or any reasonable rule or regulation of any governmental authority with jurisdiction over manufacture of the Product, (ii) any breach or violation by Edesia of the terms and conditions of this Agreement, (iii) any gross negligence or willful misconduct by Edesia of any of its employees, agents or representatives in respect of manufacture of the Product; or (iv) Edesia’s inability to manufacture the Product in amount and quality satisfactory to Cono.

(b) Notwithstanding anything in the contrary contained herein, if upon the lapse of thirty (30) calendar days following delivery of written notice to Cono any breach or violation by Cono of the terms and conditions of this Agreement remains uncured, Edesia may terminate this Agreement effective upon written notice to Cono.

10.           PRODUCT LIABILITY INDEMNIFICATION

Edesia shall indemnify and hold harmless Cono from any loss, damage, claim, cost or expense incurred or suffered by Cono by reason of any claim by any third party alleging a defect in the Product, provided that the condition or circumstance affecting such Product was present prior to Cono accepting delivery of the Product.

11.           COMPANY PROPERTY

All advertising, sales, and other materials or articles or information including without limitation data processing reports, recipes and/or specifications of the Product, customer sales analysis, invoices, customer lists, identity of suppliers, contractors or employees, price lists or information, samples, supplier’s catalogues and price lists or any other material or data of any kind furnished to Edesia by Cono or developed by Edesia on behalf of Cono or at Cono’s direction or for Cono’s use or otherwise in connection with Edesia’s engagement as manufacturer of the Product hereunder are and shall remain the sole and confidential property of Cono.

12.           TRADE SECRETS

During the term of this Agreement and thereafter, neither party shall for its personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the party owning such information regarding the business methods, business, policies, procedures, techniques, ingredients, research or development projects or results, trade secrets or other knowledge or processes of or developed by the other party or suppliers of any other confidential information relating to or dealing with the business operations or activities of the other party, made known to such party or learned or acquired by such party in connection with this Agreement.

Master Manufacturing Agreement

13.           EQUITABLE RELIEF

Each party acknowledges that the restrictions contained in sections 11 and 12 are reasonable and necessary in order to protect the legitimate interests of the other party, and that any violation thereof would result in the irreparable injury to the party whose Confidential Information is being disclosed.  Each party therefore acknowledges that, in the event of its violation of any of these restrictions, the other party shall be entitled to obtain from any Court of competent jurisdiction preliminary and permanent injunctive relief without the necessity of posting bond as well as damages and an equitable accounting of all earnings, profits and any other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights and remedies to which a party may be entitled.

14.           NON-COMPETE

Edesia agrees and covenants hereinafter not to compete with Cono directly or indirectly with its customers and relationships (i) with any third parties to develop or manufacture the Product, or any products that are competitive with the Product; or (ii) that would enable any third party to develop or manufacture the Product, or any products that are competitive with the Products.  This provision shall remain in effect and survive the termination of this Agreement for a period of ten years.

15.           MISCELLANEOUS

(a) Waiver. Neither the failure or any delay on the part of either party to exercise any right remedy power of privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power of privilege, preclude any other or further exercise of the same or any other right, remedy, power or privilege nor shall any waiver of any right, remedy, power of privilege with respect to any occurrence be construed as a waiver of such right, remedy power of privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have been granted such waiver.

(b) Governing Law. This Agreement and all questions relating to its validity interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by the laws of the State of New Jersey, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any cannon, custom or rule of law requiring construction against the draftsman.

(c) Notices. All notices demands and other communications required or permitted under this Agreement shall be in writing and shall have deemed to have been duly given, made and received only when delivered (personally by courier service such as Federal Express, or by any other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as first set forth above.  Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisioned of this paragraph for the giving of notice.

Master Manufacturing Agreement

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Edesia, its successors and assigns and shall be binding upon and shall inure to the benefit of Cono and its successors and assigns.  Edesia acknowledges that the services to be rendered are unique and personal; Accordingly Edesia may not assign or delegate any of its rights of obligations hereunder without the prior approval of Cono.

(e) Provisions Separable. The provisions of the Agreement are independent and separable from each other and no provision shall be affected of rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject manner hereof, and supersedes all prior and contemporary agreement and understandings, inducements or conditions, express of implied, oral or written, except as herein contained.  The express terms herein control and supersede any course of performance and/or usage of the trade inconsistent with the terms hereof.

(g) Paragraph Headings. The paragraph headings in this Agreement are for convenience only and shall not affect its interpretation.

(h) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted including Saturdays, Sundays and holidays; provided however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be in the next day which is not a Saturday, Sunday or holiday.

(i) Modifications. This Agreement may not be modified or amended orally but only by written agreement signed by Authorized representatives of Edesia and Cono.

(j) Counterparts. This Agreement may be signed in one or more counterparts each of which counterparts shall constitute an original of this Agreement.

(k) Advice of Counsel.  EACH OF EDESIA AND CONO ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT, IT HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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Master Manufacturing Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

CONO ITALIANO, INC.

By:	/s/ Mitchell Brown
Name: Mitchell Brown
Title: Chief Executive Officer

EDESIA EMPRISE, LLC

By:	/s/ Gene Brown
Name: Gene Brown
Title: Chief Executive Officer